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                                                                  Exhibit 23.3




                                June 29, 1999


Laurie F. Pasmooij
Research Analyst
International Data Corporation
2131 Landings Drive
Mountain View, California 94043

Mr. Eric Erickson
Vice President of Marketing
Aironet Wireless Communications
3875 Embassy Parkway
P.O. Box 5292
Akron, Ohio 44334-0292

[via facsimile 330-664-7922]

Dear Eric:

Please consider this IDC's consent for Aironet's use and citation of our market research statistics from our "Wireless LANs: Worldwide Market Review and Forecast, 1997-2003" Publication #16377 in your documentation for your Initial Public Offering filing.

If you should need anything additional, please feel free to contact me at (650) 962-6406.

Sincerely,

International Data Corporation

/s/ Laurie F. Pasmooij
------------------------
Laurie F. Pasmooij
Research Analyst
Local Area Networks